Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Registration Statement on Form S-3 of Syntel, Inc. of our reports dated March 8, 2006 with respect to the consolidated financial statements of Syntel, Inc. and its subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in such Registration Statement and are also incorporated by reference to Syntel’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Fort Wayne, Indiana
January 11, 2007